UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2012

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2012, Yahoo! Inc. (the “Company”) reported that Mr. Timothy R. Morse would be leaving the Company, and would be succeeded as Chief Financial Officer by Mr. Kenneth Goldman effective October 22, 2012. Mr. Morse will remain with the Company for a transition period until November 15, 2012. The Company and Mr. Morse entered into a Separation Agreement, dated October 16, 2012 (the “Separation Agreement”). Under the Separation Agreement and subject to the terms and conditions set forth therein, the Company and Mr. Morse have agreed to, among other items, the following:

•

Mr. Morse will receive the severance benefits provided in his existing Severance Agreement with the Company dated March 16, 2011, and his Company equity award agreements, for a termination without cause. These benefits generally consist of (1) a cash severance benefit equal to Mr. Morse’s base salary for 12 months, his target annual bonus for 12 months, and a prorated portion of his target annual bonus for 2013; and (2) accelerated vesting on the termination date of a certain portion of Mr. Morse’s outstanding stock options and restricted stock unit awards.

•

In addition, with respect to certain restricted stock units granted to Mr. Morse in November 2011 which provide for pro rata vesting on a termination without cause, Mr. Morse will be credited with six additional months of employment for purposes of calculating the pro rata vesting of the award.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Separation Agreement, dated October 16, 2012, between Yahoo! Inc. and Timothy R. Morse

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)

By:	/s/ Ronald S. Bell
	Name:	Ronald S. Bell
	Title:	General Counsel and Secretary

Date: October 17, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement, dated October 16, 2012, between Yahoo! Inc. and Timothy R. Morse